Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Jack in the Box Inc. Announces Departure of Darin Harris

Board of Directors Announces Lance Tucker as Company’s Interim Principal Executive Officer

SAN DIEGO, Calif. February 24, 2025 – Jack in the Box Inc. (NASDAQ: JACK) and its Board of Directors announced the resignation of Chief Executive Officer Darin Harris, who has accepted a new position outside of the restaurant industry. The Board has appointed Executive Vice President and Chief Financial Officer Lance Tucker as interim principal executive officer, effective February 24, 2025. Harris will remain as a consultant through March 14, 2025, to ensure a smooth leadership transition.
Tucker has served as the company’s chief financial officer since January 13, 2025. He previously served in this same role at Jack in the Box Inc. from March 2018 to September 2020. A restaurant industry veteran with more than 20 years of corporate finance experience, Tucker was the chief financial officer of CKE Restaurants Holdings, Inc., the parent company for the Carl’s Jr. and Hardee’s brands, from September 2020 until January 2022. Prior to joining Jack in the Box Inc. in March 2018 as chief financial officer, Tucker held several senior leadership positions during his combined fourteen-year tenure at Papa John’s International, Inc., including chief financial officer & treasurer, chief administrative officer, and senior vice president of strategy & chief of staff.
“On behalf of the Company, I want to thank Darin for his contributions as CEO for the past five years,” said David L. Goebel, Chairman of the Board. “With Lance’s multi-faceted, strategic expertise over the last 20 years at the executive level, we are excited to welcome him as the interim CEO. The Board is confident in Lance’s ability to build upon the existing foundation in a way that balances our growth and financial goals, while ensuring that the company remains competitive in the rapidly evolving quick-service restaurant landscape.”

Exhibit 99.1
While Tucker serves as interim principal executive officer, Senior Vice President & Controller Dawn Hooper will assume the role of interim principal financial officer. Hooper has been with Jack in the Box Inc. for 24 years and held various senior leadership positions within Finance during that time. She served as principal financial officer from August 2020 to January 2021, February 2023 to August 2023 and November 2024 to January 2025.

About Jack in the Box Inc.
Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 22 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 17 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.